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

                                                                     Exhibit 11


             AIR EXPRESS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (Unaudited)


   (In thousands, except
    per share amounts)

                                                           Three Months Ended
                                                                March 31,
                                                           1999          1998

Net income applicable to common shares .............       $13,624       $ 9,730

Earnings per share:
  Basic ............................................       $   .40       $   .28
  Diluted ..........................................       $   .40       $   .28

Common share and common
 share equivalents:

  Weighted average of common
   shares outstanding ..............................        33,690        34,639

  Basic shares .....................................        33,690        34,639
  Common share equivalents (stock options) .........           202           742
  Diluted equivalent shares ........................        33,892        35,381



   Basic earnings per share is computed by dividing net income by the weighted average common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted-average of common shares and common share equivalents outstanding during the period.

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